SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant      ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SUPERVALU INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

To Be Held Wednesday, June 28, 2006

The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Wednesday, June 28, 2006, at 10:30 a.m., local time, at the Holiday Inn of Fargo, in the Harvest Hall, 3803 13th Avenue South, Fargo, North Dakota 58106 for the following purposes:

1)	To elect five directors;

2)	To ratify the appointment of KPMG LLP as independent registered public accountants;

3)	To transact such other business as may properly come before the meeting.

Record Date

The Board of Directors has fixed the close of business on May 19, 2006, as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU’s common stock and preferred stock are entitled to one vote for each share held of record on the record date.

IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

PLEASE NOTE THAT YOU WILL NEED AN ADMISSION TICKET OR PROOF

THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING

Record stockholder: If your shares are registered directly in your name,

an admission ticket is printed on the enclosed proxy card.

Shares held in street name by a broker or a bank: If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.

If you need special assistance because of a disability, please contact John P. Breedlove, Corporate Secretary, at P.O. Box 990, Minneapolis, Minnesota 55440, telephone (952) 828-4154.

BY ORDER OF THE BOARD OF DIRECTORS

John P. Breedlove

Corporate Secretary

May 30, 2006

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

The Board of Directors of SUPERVALU INC. is soliciting proxies for use at the 2006 Annual Meeting of Stockholders to be held on Wednesday, June 28, 2006, and at any adjournment or postponement of the meeting.

This Proxy Statement and the accompanying form of proxy will first be mailed to stockholders who hold SUPERVALU common and preferred stock as of May 19, 2006, the record date for this meeting, on or about May 30, 2006.

VOTING PROCEDURES

Number of Shares Outstanding

SUPERVALU has two classes of capital stock outstanding, common and preferred. The holders of each class are entitled to one vote for each share held, voting together as one class. 137,002,541 shares of common stock and 1,341 shares of preferred stock were outstanding as of the record date for the meeting and are eligible to vote at the meeting.

Vote Required and Method of Counting Votes

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the items described below. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of determining a quorum. If you hold your shares in street name and do not provide voting instructions to your broker, they will be counted as present at the meeting for the purpose of determining a quorum, and may be voted on Item 1 (Election of Directors) and Item 2 (Ratification of the Appointment of Independent Registered Public Accountants), at the discretion of your broker.

The following is an explanation of the vote required for each of the items to be voted on.

Item 1. Election of Directors. Each director nominee receiving a majority of the votes cast will be elected as a director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee in order for that nominee to be elected as a director. If however, the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the five director nominees receiving the highest number of votes cast will be elected. In either event, shares not present at the meeting and shares voting “abstain” have no effect on the election of directors.

Item 2. Ratification of the Appointment of Independent Registered Public Accountants. The affirmative vote of a majority of the shares of common stock and preferred stock present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting “abstain” on this proposal have the same effect as a vote against this proposal.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you expect to attend the meeting, please submit your proxy vote in one of the following ways:

•	Voting by Mail. If you wish to vote by mail, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided.

•	Voting by Telephone and the Internet. If you wish to vote by telephone or Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or Internet, you do not need to return the proxy card.

•	Shares held in Street Name. If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to stockholders owning stock through most major banks and brokers.

•	Voting by Participants in SUPERVALU Benefit Plans. If you own shares of SUPERVALU common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your plan account(s) and the shares you own that are registered in the same name. If any of your plan accounts are not in the same name as your shares of record, you may receive separate proxy cards for the shares held in each named account. Proxies submitted by plan participants will serve as voting instructions to the trustee(s) for the plans whether provided by mail, telephone or Internet.

•	Revoking Your Proxy. With the exception of shares held in an employee benefit plan account(s), you may revoke your proxy at any time before your shares are voted by sending a written statement to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting in person at the meeting. With respect to shares held in an employee benefit plan account(s), you may revoke your proxy for those shares up until noon on Monday, June 26, 2006.

It is important that all stockholders vote. If you submit a proxy by mail, telephone or Internet without indicating how you want to vote, your shares will be voted as recommended by the Board of Directors.

ATTENDING THE ANNUAL MEETING

If you plan to attend the Annual Meeting, you will not be admitted without an admission ticket or proof that you own SUPERVALU stock.

•	Record Stockholders. If you are a record stockholder (i.e., a person who owns shares registered directly in his or her name with SUPERVALU’s transfer agent) and plan to attend the meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting. An admission ticket for record stockholders is printed on the proxy card together with directions to the meeting. The admission ticket must be brought to the meeting.

•	Owners of Shares Held in Street Name. Beneficial owners of SUPERVALU common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the only persons or groups known to us as of May 15, 2006, to be the beneficial owners of more than 5% of SUPERVALU common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, NA (1) 45 Fremont Street San Francisco, CA 94105	16,719,288	12.3%

AXA Financial, Inc. and related entities (2) 1290 Avenue of the Americas New York, NY 10104	12,259,370	9%

Putnam, LLC., d/b/a Putnam Investments and related entities (3) One Post Office Square Boston, MA 02109	9,365,718	6.9%

(1)	Share ownership is as of December 31, 2005, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2006. According to that filing, Barclays Global Investors, NA, on behalf of itself, Barclays Global Fund Advisors, and Barclays Global Investors, Ltd., is deemed to be the beneficial owner of 16,719,288 shares of SUPERVALU common stock held in trust accounts for the economic benefit of the beneficiaries of these accounts. Of these shares, Barclays Global Investors, NA has sole voting power as to 12,207,976 shares and sole dispositive power as to 14,048,343 shares, Barclays Global Fund Advisors has sole voting power as to 842,663 shares and sole dispositive power as to 848,526 shares, and Barclays Global Investors, Ltd. has sole voting power as to 1,697,430 shares and sole dispositive power as to 1,822,419 shares.

(2)	Share ownership is as of December 31, 2005, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006 on behalf of AXA Financial, Inc., AXA, and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (the “Mutuelles AXA”), as a group. According to that filing, AXA and each of the Mutuelles AXA are each deemed to beneficially own 12,259,370 shares of SUPERVALU common stock, with sole voting power as to 6,899,254 of such shares, shared voting power as to 1,285,786 of such shares, sole dispositive power as to 12,246,172 of such shares, and shared dispositive power as to 13,198 of such shares. AXA Financial, Inc. is deemed to beneficially own 12,141,470 shares of SUPERVALU common stock, with sole voting power as to 6,790,054 of such shares, shared voting power as to 1,285,786 of such shares, sole dispositive power as to 12,128,272 of such shares, and shared dispositive power as to 13,198 of such shares.

(3)	Share ownership is as of December 31, 2005, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006. According to that filing, Putnam, LLC, d/b/a Putnam Investments, on behalf of itself and Putnam Investment Management, LLC, and The Putnam Advisory Company, LLC, is deemed to be the beneficial owner of 9,365,718 shares of SUPERVALU common stock. Putnam, LLC has shared voting power as to 480,209 shares and shared dispositive power as to 9,365,718 shares. Putnam Investment Management, LLC has shared voting power as to 94,070 shares and shared dispositive power as to 8,486,016 shares. The Putnam Advisory Company, LLC has shared voting power as to 386,139 shares and shared dispositive power as to 879,702 shares.

SECURITY OWNE RSHIP OF MANAGEMENT

The following table sets forth information as of May 15, 2006, concerning beneficial ownership of SUPERVALU’s common stock by each director and director nominee, each of the executive officers named in the Summary Compensation Table on page 15 and all of our directors and executive officers as a group. The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Options Exercisable Within 60 Days	Percent Of Class
Irwin Cohen	2,424	18,000	*
Ronald E. Daly	3,867	12,000	*
Lawrence A. Del Santo	19,500	50,000	*
Susan E. Engel	22,052	40,000	*
Philip L. Francis	6,000	6,000	*
Edwin C. Gage	24,591	43,254	*
Garnett L. Keith, Jr.	49,110	48,000	*
Charles M. Lillis	36,208	38,000	*
Marissa Peterson	4,747	18,000	*
Steven S. Rogers	13,118	38,195	*
Jeffrey Noddle	455,633	1,114,843	1.2%
Michael L. Jackson	104,700	327,266	*
David L. Boehnen	205,760	346,781	*
John H. Hooley	101,284	219,060	*
Pamela K. Knous	163,076	382,375	*
All directors and executive officers as a group (25 persons)	1,540,599	3,325,843	3.6%

*	Less than 1%
(1)	All persons listed have sole voting and investment power with respect to all of the shares listed except: (i) the following non-employee director who has shared voting and investment power as follows: Mr. Gage, 8,000 shares and (ii) the following non-employee directors who have sole voting power, but no investment power, over shares held in the Non-Employee Directors Deferred Stock Plan Trust as follows: Mr. Cohen, 2,424 shares; Mr. Daly, 3,867 shares; Mr. Del Santo, 19,500 shares; Ms. Engel, 22,052 shares; Mr. Gage, 9,591 shares; Mr. Keith, 33,871 shares; Mr. Lillis, 34,208 shares; Ms. Peterson, 1,447 shares; and Mr. Rogers, 7,313 shares.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMIT TEES OF THE BOARD

The Board of Directors held six regular meetings and three special meetings during the last fiscal year. Each director attended more than 75% of the meetings of the Board and its committees on which the director served.

The Executive Committee of the Board does not have scheduled meetings and did not meet during the year. The Board maintains four standing committees: Audit, Finance, Director Affairs, and Executive Personnel and Compensation, each of which has a separate written charter that is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance.” Copies of the committee charters are also available to any stockholder who submits a request to the Corporate Secretary, SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440. In addition to the four standing committees, during fiscal 2006 the Board established a Special Advisory Committee comprised of three non-employee directors: Lawrence A. Del Santo, Garnett L. Keith, Jr., and Charles M. Lillis, to consider certain matters related to SUPERVALU’s proposed acquisition of certain operations of Albertson’s, Inc. This committee met twice during fiscal 2006.

Membership on the Audit, Director Affairs, and Executive Personnel and Compensation Committees is limited to non-employee directors. The Board of Directors has determined that all of its non-employee directors, and therefore each member of the Audit, Director Affairs, and Executive Personnel and Compensation Committees, are independent directors under the New York Stock Exchange listing standards.

Audit Committee

The following directors serve on the Audit Committee: Garnett L. Keith, Jr. (Chairperson), Irwin Cohen, Susan E. Engel, and Steven S. Rogers. The Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Irwin Cohen qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Audit Committee met six times during the last fiscal year.

The primary responsibilities of the Audit Committee are to assist the Board of Directors in:

•	Its oversight of our accounting and financial reporting principles and policies, and internal controls and procedures;

•	Its oversight of our financial statements and the independent registered public accountants;

•	Selecting, evaluating and, where deemed appropriate, replacing the independent registered public accountants; and

•	Evaluating the independence of the independent registered public accountants.

Finance Committee

The following directors serve on the Finance Committee: Charles M. Lillis (Chairperson), Irwin Cohen, Ronald E. Daly, Garnett L. Keith, Jr., Jeffrey Noddle, and Marissa Peterson. The Finance Committee met two times during the last fiscal year.

The primary responsibilities of the Finance Committee are to review our financial structure, policies and future financial plans, and to make recommendations concerning them to the Board. In carrying out these responsibilities, the Finance Committee periodically reviews:

•	Our annual operating and capital budgets as proposed by management, and our performance as compared to the approved budgets;

•	Dividend policy and rates;

•	Investment performance of our employee benefit plans;

•	Our financing arrangements;

•	Our capital structure, including key financial ratios such as debt to equity ratios and coverage of fixed charges; and

•	Proposals for changes in our capitalization, including purchases of treasury stock.

Director Affairs Committee

The following directors serve on the Director Affairs Committee: Lawrence A. Del Santo (Chairperson), Philip L. Francis, Edwin C. Gage, Marissa Peterson, and Steven S. Rogers. The Director Affairs Committee met two times during the last fiscal year.

The mission of the Director Affairs Committee is to recommend a framework to assist the Board in fulfilling its corporate governance responsibilities. In carrying out its mission, the Director Affairs Committee establishes and regularly reviews the Board’s policies and procedures, which provide:

•	Criteria for the size and composition of the Board;

•	Procedures for the conduct of Board meetings, including executive sessions of the Board;

•	Policies on director retirement and resignation; and

•	Criteria regarding personal qualifications needed for Board membership.

In addition, the Director Affairs Committee has the responsibility to:

•	Consider and recommend nominations for Board membership and the composition of Board Committees;

•	Evaluate our Board practices and those of other well-managed companies and recommend appropriate changes to the Board (see “Board Practices” below);

•	Consider governance issues raised by stockholders and recommend appropriate responses to the Board; and

•	Consider appropriate compensation for directors.

Executive Personnel and Compensation Committee

The following directors serve on the Executive Personnel and Compensation Committee: Susan E. Engel (Chairperson), Lawrence A. Del Santo, Ronald E. Daly, Edwin C. Gage, and Charles M. Lillis. The Committee met four times during the last fiscal year.

The primary responsibilities of the Executive Personnel and Compensation Committee are to:

•	Determine the process to evaluate the performance of the Chief Executive Officer;

•	Review and recommend to the Board the compensation of the Chief Executive Officer;

•	Review and recommend to the Board major changes in executive compensation programs, executive stock options and retirement plans for officers;

•	Consider and make recommendations to the Board concerning the annual election of corporate officers and the succession plan for the Chief Executive Officer;

•	Approve annual salaries and bonuses of corporate officers and other executives at specified levels;

•	Review and approve participants and performance targets under our annual and long-term incentive compensation plans; and

•	Approve stock option grants and awards under our stock option plans, bonus and other incentive plans.

BOARD PRACTICES

In order to help our stockholders better understand our Board practices, we are including the following description of current practices. The Director Affairs Committee periodically reviews these practices.

Evaluation of Board Performance

In order to continue to evaluate and improve the effectiveness of the Board, the Board, under the guidance of the Director Affairs Committee, annually evaluates the Board’s performance as a whole. The evaluation process includes a survey of the individual views of all directors, a summary of which is then shared with the Board. Each active Board Committee also evaluates its own performance on a yearly basis.

Size of the Board

Although the size of the Board may vary from time to time, the Board believes the size should preferably be not less than ten or more than fourteen members. The Board believes that the size of the Board should accommodate the objectives of effective discussion and decision-making and adequate staffing of Board committees.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. It is the Board’s policy that no more than three members of the Board will be employees of SUPERVALU. These management members will include the Chief Executive Officer and up to two additional persons whose duties and responsibilities identify them as key managers of SUPERVALU. The Board currently has eleven members. One member is an employee of SUPERVALU: Mr. Noddle, Chairman and Chief Executive Officer. No relationships exist between SUPERVALU and any of its non-employee directors. The Board has determined that any relationships that exist between SUPERVALU and any company of which a director of SUPERVALU is also a director or officer, are not material, and that all non-employee directors meet the requirements for independence under the New York Stock Exchange listing standards.

Director Retirement

It is Board policy that non-employee directors retire at the annual meeting following the date they attain the age of seventy-four and that non-employee directors elected after February 27, 1994, will serve a maximum term of fifteen years. Directors who change the occupation they held when initially elected to the Board are expected to offer to resign from the Board. At that time, the Director Affairs Committee will review the continuation of Board membership under these new circumstances and make a recommendation to the full Board.

The Board also has adopted a policy that requires employee directors, other than the Chief Executive Officer, to retire from the Board at the time of a change in their status as an officer of SUPERVALU. A former Chief Executive Officer may continue to serve on the Board until the third anniversary after his or her separation from SUPERVALU. However, if a former Chief Executive Officer leaves SUPERVALU to accept another position, the Chief Executive Officer is expected to retire as a director effective simultaneously with his or her separation from SUPERVALU.

Selection of Directors

The Director Affairs Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders. The Director Affairs Committee considers and evaluates potential Board candidates based on the criteria set forth below, and makes its recommendation to the full Board. The criteria applied to director candidates stress independence, integrity, experience and sound judgment in areas relevant to our business, financial acumen, interpersonal skills, a proven record of accomplishment, a willingness to commit sufficient time to the Board, and the ability to challenge and stimulate management. The Director Affairs Committee will use the same process and criteria for evaluating all nominees, regardless of whether the nominee is submitted by a stockholder or by some other source.

The Director Affairs Committee does not currently utilize the services of an executive recruiting firm to assist in the identification or evaluation of director candidates. However, the committee has used such firms in the past and may engage a firm to provide such services in the future, as it deems necessary or appropriate.

Directors and management are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chairperson of the Director Affairs Committee. In accordance with procedures set forth in our bylaws, stockholders may propose, and the Director Affairs Committee will consider, nominees for election to the Board of Directors by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on February 15, 2007 and no earlier than January 16, 2007. Any such notice must include the name of the nominee, a brief biographical sketch and resume, contact information and such other background materials on such nominee as the Director Affairs Committee may request.

Board Meetings

The full Board meets at least six times each year. Board meetings normally do not exceed one day in length. The Board also schedules a longer multi-day off-site strategic planning meeting every two years and additional one-day strategic planning update meetings every other year.

Executive Sessions of Outside Directors; Presiding Director

Non-employee directors generally meet together as a group, without the Chief Executive Officer or any other employees in attendance, during three scheduled executive sessions each year. The Chairperson of the Director Affairs Committee presides over any executive session of the Board; however, the Chairperson of the Executive Personnel and Compensation Committee presides over any executive session held for the purpose of conducting the Chief Executive Officer’s performance review.

Attendance at Stockholder Meetings

The Board does not have a formal policy regarding director attendance at the Annual Meeting of Stockholders. However, all directors are strongly encouraged to attend the meeting. All directors attended the 2005 Annual Meeting of Stockholders.

Stock Ownership Guidelines

Non-employee directors are encouraged to acquire and own SUPERVALU common stock with a fair market value of five times a director’s annual retainer, within five years after the director is first elected.

Governance Principles

The Board maintains a formal statement of Governance Principles that sets forth the corporate governance practices for SUPERVALU. The Governance Principles are available on our website at

http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance.” Copies of the Governance Principles are also available to any stockholder who submits a request to the Corporate Secretary, SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

INCREASE IN SIZE OF BOARD AND APPOINTMENT OF THREE DIRECTORS IN CONNECTION WITH THE ALBERTSONS TRANSACTION

In connection with SUPERVALU’s proposed acquisition (the “Proposed Transaction”) of certain operations of Albertson’s, Inc. (“Albertsons”), SUPERVALU agreed to increase the size of its Board of Directors to be no more than fourteen (14) directors, to cause there to be three (3) vacancies on such Board, and to use its reasonable best efforts to cause three of the independent members of the Albertsons Board of Directors to fill the vacancies so created, one in each of the three classes of directors of SUPERVALU’s Board of Directors.

SUPERVALU’s Director Affairs Committee evaluated certain directors recommended by Albertsons based on SUPERVALU’s established criteria for the evaluation of director nominees. Based on that process, SUPERVALU’s Board of Directors invited the following Albertsons directors to join SUPERVALU’s Board of Directors, effective the later of the closing date of the Proposed Transaction and the second business day after SUPERVALU’s 2006 Annual Meeting of Stockholders. The three directors are:

•	Gary Ames, age 61, retired President and Chief Executive Officer, MediaOne International (formerly U S West International) (a telecommunications company);

•	Wayne Sales, age 56, Vice Chairman, Canadian Tire Corporation, Ltd. (an inter-related network of businesses engaged in retail, financial services and petroleum); and

•	Kathi P. Seifert, age 57, retired Executive Vice President, Kimberly-Clark Corporation (a global health and hygiene product manufacturing company).

Each of these individuals has expressed a willingness to join SUPERVALU’s Board of Directors conditioned upon the closing of the Proposed Transaction.

As described above, this arrangement is subject to the closing of the Proposed Transaction, which is conditioned on the approval of SUPERVALU’s stockholders at its Special Meeting of Stockholders, to be held on May 30, 2006, the approval of the Albertsons stockholders, and the satisfaction of other customary closing conditions.

Because of these conditions and the timing of the anticipated closing of the Proposed Transaction relative to the date set for the 2006 Annual Meeting of Stockholders, these individuals are not currently up for election and are not otherwise included in this Proxy Statement. Pursuant to SUPERVALU’s bylaws, assuming these potential new directors are added to SUPERVALU’s Board of Directors, they will be subject to election at SUPERVALU’s 2007 Annual Meeting of Stockholders.

ELECTION OF DIRECTORS (ITEM 1)

The Board is divided into three classes, with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the vote of the remaining directors until the next annual meeting, at which time the stockholders elect a director to fill the balance of the unexpired term or the term established by the Board. There are currently eleven members of the Board.

In February 2006, the Board of Directors approved an amendment to our bylaws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest number of votes cast will be elected.

If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Director Affairs Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Director Affairs Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board of Director’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not continue to serve on the Board of Directors as a “holdover director.” All nominees for the election of directors at the 2006 Annual Meeting of Stockholders are currently serving on the Board of Directors.

Irwin Cohen, Ronald E. Daly, Lawrence A. Del Santo, and Susan E. Engel are nominated for three-year terms expiring in 2009. Philip L. Francis was appointed a director in February 2006 to fill a vacancy created by the Board of Directors pursuant to our bylaws. Therefore, as required by our bylaws, Mr. Francis is also standing for election at the Annual Meeting and is nominated for a two-year term expiring in 2008 established by the Board pursuant to our bylaws. The Board of Directors is informed that each nominee is willing to serve as a director; however, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for another person as the persons named on the proxies decide. If all of the nominees are elected, following the Annual Meeting there will be eleven members of the Board with three directors with terms expiring in 2007, four directors with terms expiring in 2008, and four directors with terms expiring in 2009.

The following sets forth information, as May 15, 2006, concerning the five nominees and the six directors whose terms of office will continue after the Annual Meeting, based on the current composition of the Board.

NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING

FOR A THREE-YEAR TERM EXPIRING IN 2009

IRWIN COHEN, age 65

•  Retired Partner of Deloitte & Touche LLP (a professional services firm, providing audit, tax, financial advisory and consulting services), a position he held from 1972 to 2003

•  Global Managing Partner of the Consumer Products, Retail and Services Practice of Deloitte & Touche LLP from 1997 to 2003

•  Managing Partner of Deloitte & Touche LLP’s U.S. Retail Practice from 1980 to 2002

•  Elected a director of SUPERVALU in 2003

•  Also a director of Beall’s, Inc; Phoenix House Foundation; and SmartBargains, Inc.

RONALD E. DALY, age 59

•  Former Chief Executive Officer and President of Oće USA Holding, Inc., a subsidiary of Oće N.V. (a supplier of digital document management technology and services) from 2002 to 2004

•  President of RR Donnelley Print Solutions (a print solutions company) from 2001 to 2002

•  President of RR Donnelley Telecommunications (a telecommunications industry printing company) from 1995 to 2001

•  Elected a director of SUPERVALU in 2003

•  Also a director of United States Cellular Corporation

LAWRENCE A. DEL SANTO, age 72

•  Retired Chief Executive Officer of The Vons Companies (a retail grocery company), a position he held from 1994 to 1997

•  Elected a director of SUPERVALU in 1997

•  Also a director of PETsMART, Inc.

SUSAN E. ENGEL, age 59

•  Chairwoman of the Board and Chief Executive Officer of Lenox Group Inc. (the successor to Department 56, Inc.) (a designer and marketer of tabletop, giftware and collectible products) since 2005

•  Chairwoman of the Board and Chief Executive Officer of Department 56, Inc. (a designer, importer and distributor of fine quality collectibles and other giftware products) from 1997 to 2005

•  Elected a director of SUPERVALU in 1999

•  Also a director of Wells Fargo & Company

FOR A TWO-YEAR TERM EXPIRING IN 2008

PHILIP L. FRANCIS, age 59

•  Chairman of the Board and Chief Executive Officer of PETsMART, Inc. (specialty retailer of services and solutions for pets) from 1999 to present

•  Elected a director of SUPERVALU in 2006

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2007

CHARLES M. LILLIS, age 64

•  Co-Founder and Managing Partner of Castle Pines Capital, LLC (a channel finance company) since 2004

•  General Partner, LoneTree Capital Management (a private equity company) since 2000

•  Chairman, President and Chief Executive Officer of MediaOne Group, Inc. (a broadband communications company) from 1998 to 2000

•  Elected a director of SUPERVALU in 1995

•  Also a director of Medco Health Solutions; Soma Logic Inc; Washington Mutual Inc. and Williams Companies, Inc.

JEFFREY NODDLE, age 59

•  Chairman and Chief Executive Officer of SUPERVALU since 2005

•  Chairman, Chief Executive Officer and President of SUPERVALU from 2002 to 2005

•  Chief Executive Officer and President of SUPERVALU from 2001 to 2002

•  President and Chief Operating Officer of SUPERVALU from 2000 to 2001

•  Elected a director of SUPERVALU in 2000

•  Also a director of Ameriprise Financial, Inc. and Donaldson Company, Inc.

STEVEN S. ROGERS, age 48

•  Clinical Professor of Finance and Management at J.L. Kellogg Graduate School of Management at Northwestern University since 1995

•  Elected a director of SUPERVALU in 1998

•  Also a director of Amcore Financial, Inc.; Bally Total Fitness Holding Corporation; Duquesne Light, Inc.; and S.C. Johnson & Son, Inc.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2008

EDWIN C. GAGE, age 65 • Chairman and Chief Executive Officer of GAGE Marketing Group, L.L.C. (an integrated marketing services company) since 1991 • Elected a director of SUPERVALU in 1986

GARNETT L. KEITH, JR., age 70

•  Chairman and Chief Executive Officer of SeaBridge Investment Advisors, LLC (a registered investment advisor) since 1996

•  Elected a director of SUPERVALU in 1984

•  Also a director of Pan-Holding Societe Anonyme

MARISSA PETERSON, age 44

•  Executive Vice President for Sun Microsystems, Inc. (a provider of hardware, software and services) from 2005 to present

•  Executive Vice President, Sun Services and Worldwide Operations; and Chief Customer Advocate for Sun Microsystems, Inc. from 2004 to 2005

•  Executive Vice President, Worldwide Operations; and Chief Customer Advocate for Sun Microsystems, Inc. from 2002 to 2004

•  Executive Vice President, Worldwide Operations for Sun Microsystems, Inc. from 1998 to 2002

•  Elected a director of SUPERVALU in 2003

•  Also a director of Lucille Packard Children’s Hospital and a member of the Board of Trustees of Kettering University

COMPENSATION OF DIRECTORS

Annual compensation for non-employee directors is comprised of the following components: cash compensation consisting of an annual retainer, meeting and committee fees; and equity compensation consisting of stock options and an annual deferred retainer payable in SUPERVALU common stock. Each of these components is described in more detail below.

Annual Board/Committee Chairperson Retainer

Non-employee directors receive an annual cash retainer of $35,000 per year. In addition, the Chairperson of a Board Committee receives the following annual retainer: Audit Committee Chairperson, $9,000; Executive Personnel and Compensation Committee Chairperson, $8,000; and the Finance and Director Affairs Committee Chairpersons, $7,000.

Meeting Fees

Non-employee directors receive a fee of $1,800 for attending each Board meeting and the Annual Meeting of Stockholders (if held on a day other than a Board meeting). Non-employee directors who serve on one or more Board committees (other than the Executive Committee) receive an additional fee of $1,000 per committee meeting attended.

Annual Stock Option Grant

Non-employee directors are granted a stock option for 6,000 shares on the date of each Annual Meeting of Stockholders, provided the non-employee director continues to serve as a director following the meeting. In addition, each non-employee director is granted a stock option for 6,000 shares when they join the Board. Options are granted to directors at current fair market value and are fully exercisable upon grant.

Annual Deferred Stock Retainer

Each non-employee director is paid $25,000 on each July 1 in the form of SUPERVALU common stock which is credited to the Non-Employee Deferred Stock Plan described below.

Retirement Program

Effective June 27, 1996, our Directors Retirement Program was discontinued and benefits previously earned by directors were frozen. A non-employee director first elected to our Board prior to June 27, 1996, will receive an annual payment of $20,000 per year for the number of years of the director’s service on the Board prior to June 27, 1996, but for not more than ten years of such service, after such director ceases to be a member of the Board. Directors first elected to the Board after June 27, 1996, do not participate in the Directors Retirement Program.

Deferred Compensation Program

Directors may elect to defer payment of their retainer and meeting fees under one or more of the following arrangements:

•	Deferred Compensation Plan for Non-Employee Directors Fees and quarterly interest are credited to an account for the director, until payment is made from the plan following retirement from the Board.

•	Non-Employee Directors Deferred Stock Plan This plan is designed to encourage increased stock ownership among directors. Under the plan, a non-employee director may elect to have payment of all or a portion of the director’s fees deferred and credited to a deferred stock account. SUPERVALU then credits the director’s account with an additional amount equal to 10% of the amount of fees the director has elected to defer and contributes the total amount in the director’s account to an irrevocable trust that uses the amount to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The common stock in each director’s deferred stock account will be distributed to the director after the director leaves the Board. Until that time, the trust assets remain subject to the claims of our creditors.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table shows compensation for each of the last three fiscal years earned by the Chief Executive Officer and the other four most highly compensated persons serving as executive officers at the end of fiscal 2006 (collectively the “Named Executive Officers”).

Name and Principal Position	Year (1)	Annual Compensation			Long-Term Compensation Awards		All Other Compensation ($)(4)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options/SARs (#)(3)
Jeffrey Noddle Chairman and Chief Executive Officer	2006 2005 2004	1,000,000 900,000 866,346	823,000 1,800,000 1,046,893	0 0 0	4,095,452 1,199,962 0	463,261 196,893 371,191	6,100 4,621 1,714

Michael L. Jackson President and Chief Operating Officer	2006 2005 2004	564,615 505,000 438,269	335,088 656,500 344,243	0 0 0	1,019,941 397,815 628,000	197,116 98,670 91,382	25,427 10,758 7,911

David L. Boehnen Executive Vice President	2006 2005 2004	450,000 433,000 415,846	185,175 433,000 251,254	0 0 0	897,119 377,464 0	68,600 186,474 62,183	20,478 10,017 4,774

John H. Hooley Executive Vice President; President, Retail Food Companies	2006 2005 2004	500,000 475,000 407,692	267,475 617,500 320,226	0 0 0	953,085 366,775 628,000	112,198 65,000 84,893	23,907 10,241 6,600

Pamela K. Knous Executive Vice President and Chief Financial Officer	2006 2005 2004	475,000 440,000 415,846	195,462 490,000 251,254	0 0 0	902,374 377,464 0	147,094 231,281 60,000	6,200 5,050 2,000

(1)	Fiscal 2006 and fiscal 2005 were 52 week fiscal years. Fiscal 2004 was a 53 week fiscal year. This table includes 53 weeks of salary and bonus for fiscal 2004.

(2)	The amounts reflected represent the dollar value of:

(a)	Shares of restricted stock earned under our Long-Term Incentive Program based on the achievement of designated levels of corporate return on invested capital for two-year and three-year overlapping performance periods ending at the close of fiscal 2006. The number of shares of restricted stock earned in fiscal 2006 for the fiscal 2005-2006 performance period for each Named Executive Officer was as follows: Mr. Noddle 70,017; Mr. Jackson, 13,027; Mr. Boehnen, 10,155; Mr. Hooley, 12,253; and Ms. Knous, 10,319. The restrictions on these shares will lapse on March 2, 2007. The number of shares of restricted stock earned in fiscal 2006 for the fiscal 2004-2006 performance period for each Named Executive Officer was as follows: Mr. Noddle, 57,886; Mr. Jackson, 18,826; Mr. Boehnen, 17,863; Mr. Hooley, 17,512; and Ms. Knous, 17,863. The restrictions on these shares will lapse on March 2, 2007.

(b)	Shares of restricted stock earned under our Long-Term Incentive Program based on the achievement of designated levels of corporate return on invested capital for the three-year performance period ending at the close of fiscal 2005. The number of shares of restricted stock earned in fiscal 2005 for the fiscal 2003-2005 performance period for each Named Executive Officer was as follows: Mr. Noddle, 37,382; Mr. Jackson, 12,393; Mr. Boehnen, 11,759; Mr. Hooley, 11,426; and Ms. Knous, 11,759. The restrictions on these shares lapsed on March 2, 2006.

(c)	Restricted stock units granted for retention purposes. In fiscal 2004, Mr. Hooley and Mr. Jackson each received a special award of 40,000 restricted stock units as an incentive to remain with SUPERVALU until the attainment of a certain age and length of service.

(d)	For purposes of this table, the restricted stock and the restricted stock units are valued based on the closing price of our common stock on the date the restricted stock or restricted stock units were earned or granted. Dividends are paid on the shares of restricted stock. Dividends are not paid on restricted stock units. As of February 24, 2006, the last trading day of fiscal 2006, the number and fair market value of all shares of restricted stock and restricted stock units held or earned by each of the Named Executive Officers was as follows: Mr. Noddle, 225,285, $7,213,626; Mr. Jackson, 92,393, $2,958,424; Mr. Boehnen, 69,777, $2,234,260; Mr. Hooley, 121,191, $3,880,536; and Ms. Knous, 69,942, $2,239,511.

(3)	The total number of shares subject to option awards includes those subject to reload stock options (as more fully described below in note (1) to the table entitled “Option Grants in Last Fiscal Year”). Reload stock options received by the Named Executive Officers were as follows:

For fiscal 2006: Mr. Noddle, 213,261; Mr. Jackson, 52,116; Mr. Boehnen, 8,600; Mr. Hooley; 42,198; and Ms. Knous, 77,094

For fiscal 2005: Mr. Jackson, 33,670; Mr. Boehnen, 84,329; and Ms. Knous, 166,281

For fiscal 2004: Mr. Noddle, 31,121; Mr. Jackson, 26,382; Mr. Boehnen, 2,183; and Mr. Hooley, 19,893

(4)	For fiscal 2006, the amount of All Other Compensation reflects contributions made by us during the fiscal year under the Qualified Pre-Tax Savings and Profit Sharing 401(k) Plan, and additional contributions made by us to an unfunded non-qualified deferred compensation plan because of limitations on the annual compensation that can be taken into account under the 401(k) Plan. The amounts of contributions to the 401(k) Plan for each of the Named Executive Officers were as follows: Mr. Noddle, $6,100; Mr. Jackson, $6,100; Mr. Boehnen, $6,100; Mr. Hooley, $6,200; Ms. Knous, $6,200. The amounts of contributions under the unfunded plan for each of the Named Executive Officers were as follows: Mr. Noddle, $0; Mr. Jackson, $19,327; Mr. Boehnen, $14,378; Mr. Hooley, $17,707; and Ms. Knous, $0.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on grants of stock options during fiscal 2006 to the Named Executive Officers.

Name	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(2)
	Number of Securities Underlying Options Granted (#)(1)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
						5%($)	10%($)
Jeffrey Noddle	250,000		7.7	32.71	06/15/12	3,329,065	7,758,134
	101,652	(4)	3.2	33.27	03/14/10	912,941	2,012,049
	774	(4)	.02	33.27	03/14/10	6,951	15,320
	110,835	(4)	3.4	33.27	06/26/11	1,298,356	2,959,967

Michael L. Jackson	70,000		2.2	33.46	04/06/12	953,368	2,221,753
	75,000		2.3	32.71	06/15/12	998,719	2,327,440
	15,383	(4)	.5	32.16	06/27/11	171,805	390,907
	6,763	(4)	.2	32.16	03/14/10	57,689	126,890
	28,017	(4)	.9	32.16	04/09/13	423,278	1,010,835
	1,953	(4)	.1	32.16	06/27/11	21,812	49,629

David L. Boehnen	60,000		1.9	33.46	04/06/12	817,173	1,904,360
	8,600	(4)	.3	32.37	04/09/13	130,702	312,106

John H. Hooley	70,000		2.2	33.46	04/06/12	953,368	2,221,753
	15,057	(4)	.5	31.28	04/09/13	196,864	460,762
	23,865	(4)	.7	31.28	12/12/10	198,601	436,985
	1,279	(4)	.04	31.28	04/09/13	16,722	39,139
	1,997	(4)	.06	31.28	04/09/13	26,110	61,111

Pamela K. Knous	70,000		2.2	33.46	04/06/12	953,368	2,221,753
	15,074	(4)	.5	33.93	04/08/08	72,122	150,341
	29,809	(4)	.9	33.93	04/06/09	199,831	427,032
	14,734	(4)	.5	33.93	04/08/08	70,495	146,950
	7,563	(4)	.2	33.93	04/09/13	117,070	278,122
	9,325	(4)	.3	33.93	04/06/09	62,512	133,586
	589	(4)	.01	33.93	04/09/13	9,117	21,660

(1)

Options are granted with an exercise price equal to the fair market value of the shares of stock on the date of grant, for a term not exceeding ten years. All options, with the exception of reload stock options as described below, vest and become exercisable with respect to 20% of the shares subject thereto on the grant date, and an additional 20% of such shares on each anniversary of the grant date. Options vest in full and become fully exercisable upon the occurrence of a change-of-control of SUPERVALU (as defined in the option award agreements) and vesting or exercisability will also be accelerated upon the occurrence of certain other events, such as death, disability or retirement. The exercise price may be paid by the delivery of previously owned shares of SUPERVALU’s common stock, and tax withholding obligations arising from the exercise may also be paid by delivery of such shares or the withholding of a portion of the shares to be received upon exercise of the option.

A “reload” stock option (also referred to as a “restoration” option) is granted when the original option is exercised and payment of the exercise price is made by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of SUPERVALU common stock on the date of grant, is exercisable in full on the date of grant, and expires on the same date as the original option. None of the original options reported in the table are entitled to reload stock options. In March 2005, SUPERVALU discontinued its practice of granting options that are entitled to reload stock options upon the exercise of such options with previously owned shares.

The options set forth in the table above (excluding reload stock options) were granted to all Named Executive Officers, except Mr. Noddle, on April 7, 2005. Mr. Noddle’s options were granted on June 15, 2005.

(2)	The amounts indicated represent the potential realizable value to the optionholder if SUPERVALU common stock were to appreciate at the indicated annual rate and the options were held for their full term before being exercised. These amounts are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, in our stock price. Total potential realizable value for all of the Named Executive Officers who received stock option grants is $11,998,039 and $27,688,584 at the 5% and 10% stock price growth assumptions, respectively. Assuming 5% and 10% stock price growth over a period of ten years commencing April 1, 2005, the increase in total stockholder value from stock price appreciation alone for all shares outstanding on that date would be $2,842,465,017 and $7,203,364,436, respectively.

(3)	Computed by dividing potential realizable value at the assumed annual rates of stock price appreciation during the term of the option. Options granted in fiscal 2006 have a seven-year term and are not eligible for reload stock options. Reload stock options (described above) have a term equal to the remaining term of the original option.

(4)	Grant of a reload stock option.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in fiscal 2006 by the Named Executive Officers, and the value of such officers’ unexercised options at the end of fiscal 2006.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey Noddle	348,380	5,928,569	1,254,830	478,135	10,600,775	1,794,194
Michael L. Jackson	78,000	1,283,880	246,266	191,000	1,056,551	542,250
David L. Boehnen	21,507	204,446	292,455	118,000	556,074	503,650
John H. Hooley	61,924	1,080,959	156,644	132,999	461,699	550,324
Pamela K. Knous	102,000	1,312,047	331,375	130,999	394,079	518,084

PENSION PLANS AND RETIREMENT BENEFITS

We maintain the SUPERVALU Retirement Plan for all non-union employees under which a maximum of $175,000 per year in annual benefits may be paid upon retirement based on limitations imposed by Section 415 of the Internal Revenue Code. In addition, we maintain a Non-Qualified Supplemental Executive Retirement Plan and an Excess Benefit Plan for certain highly compensated employees that allow for the payment of additional benefits so that such retiring employees may receive, in the aggregate, at least the benefits they would have been entitled to receive if the Internal Revenue Code did not impose maximum limitations.

The following table shows the estimated maximum annual benefits that would be paid to an employee upon retirement at age 65 under the combination of the SUPERVALU Retirement Plan, the Non-Qualified Supplemental Executive Retirement Plan (or, if applicable, the Excess Benefit Plan), and the “Retirement Benefit Plan Account” of SUPERVALU’s Non-Qualified Deferred Compensation Plans. The table does not reflect the $175,000 per year limitation on annual benefits payable from the plans imposed by Section 415 of the Internal Revenue Code, nor the $220,000 per year limitation on compensation included in final annual average pay imposed by Section 401(a) (17) of the Internal Revenue Code. Final annual average compensation under the plans is the average of the annual compensation for the five consecutive complete fiscal years prior to retirement that produce the highest average compensation. Annual compensation consists of salary and bonus (but not long-term compensation) as set forth in the Summary Compensation Table.

	Years of Service
Final Annual Average Compensation	15	20	25	30
$ 500,000	108,825	145,100	181,375	217,650
800,000	180,825	241,100	301,375	361,650
1,100,000	252,825	337,100	421,375	505,650
1,400,000	324,825	433,100	541,375	649,650
1,700,000	396,825	529,100	661,375	793,650
2,000,000	468,825	625,100	781,375	937,650

The above estimates of annual benefits payable on normal retirement are computed using the straight-life annuity method and are based on certain assumptions, including (a) that the employee remains employed until the normal retirement age of 65 (although retirement is permitted at age 62 with a minimum of 10 years of vesting service without any benefit reduction because of age); and (b) that the present retirement plans remain in force until the retirement date. Benefits payable under these plans will not be reduced or offset by the participant’s Social Security benefit. Our Non-Qualified Deferred Compensation Plans, the Non-Qualified Supplemental Executive Retirement Plan and the Excess Benefit Plan allow terminated and retired participants to receive their benefits in periodic installments or as a lump sum.

As to each of the Named Executive Officers, the final annual average pay and credited years of service under the plans as of February 25, 2006, were as follows: Mr. Noddle, $1,592,199, 29.8 years; Mr. Jackson, $767,244, 22.1 years; Mr. Boehnen, $666,933, 14.9 years; Mr. Hooley, $665,967, 30 years; and Ms. Knous, $689,451, 8.5 years.

SUPERVALU provides post-retirement death benefits for certain designated retired executive officers, which would include the executive officers named in the Summary Compensation Table if they retire under the SUPERVALU retirement plan. The death benefit is fixed at an amount approximately equal to, on an after-tax basis, an eligible executive’s final base salary. The benefits are funded through life insurance policies owned by SUPERVALU.

CHANGE-OF-CONTROL AGREEMENTS

We have entered into change-of-control agreements with certain of our executives and other employees, including all of the executive officers named in the Summary Compensation Table.

In general, these agreements entitle the executive to receive a lump-sum cash payment if the executive’s employment is terminated (other than for cause or disability, as defined in the agreements) within two years after a change-of-control (as defined in the agreements). The lump-sum cash payment is equal to a multiple of one, two or three times the executive’s annual base salary, annual bonus and the value of the executive’s annual perquisites. The multiple is three for Mr. Noddle, Mr. Jackson, Mr. Boehnen, Mr. Hooley, and Ms. Knous; and one or two for all other recipients. Each executive would also receive a lump-sum retirement benefit equal to the present value of the additional qualified pension plan benefits the executive would have accrued under the plan absent the early termination. Generally, the executive would also be entitled to continued family medical, dental and life insurance coverage until the earlier of 24 months after termination or the commencement of comparable coverage with a subsequent employer. Each agreement includes a covenant not to compete with SUPERVALU. Due to the possible imposition of excise taxes on the payments, the agreements also provide that the severance benefits payable to an executive will be increased by an amount equal to the excise tax imposed on such payments.

Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change-of-control of SUPERVALU. These enhanced benefits include immediate vesting of stock options, performance shares, restricted stock and restricted stock unit awards. The Named Executive Officers and other executive officers also hold limited stock appreciation rights, granted in tandem with stock options that would become immediately exercisable upon a change-of-control, and allow the executive to receive cash for the bargain element in the related stock option. Under our executive deferred compensation plans, benefits payable upon termination may be increased by 130% to compensate the executive for any excise tax liability incurred following a change-of-control. Our retirement plans provide for full vesting if employment terminates under specified circumstances following a change-of-control, and preserve any excess plan assets for the benefit of plan participants for five years following a change-of-control.

We may set aside funds in an irrevocable grantor trust to satisfy our obligations arising from certain of our benefit plans. Funds will be set aside in the trust automatically upon a change-of-control. The trust assets would remain subject to the claims of our creditors.

REPORT OF EXECUTIVE PERSONNEL AND COMPENSATION COMMITTEE

COMPENSATION PRINCIPLES

The Executive Personnel and Compensation Committee of the Board of Directors is composed entirely of non-employee directors, all of whom are independent directors as defined under the New York Stock Exchange Listing Standards. The Committee has adopted a comprehensive Executive Compensation Program based on the following principles:

•	The program should enable SUPERVALU to attract, retain and motivate the key executives necessary for our current and long-term success;

•	Compensation plans should be designed to support SUPERVALU’s business strategy;

•	Executive compensation should be linked to corporate performance and the attainment of designated strategic objectives;

•	A significant portion of executive compensation should be tied to the enhancement of stockholder value; and

•	The Committee should exercise independent judgment and approval authority with respect to the Executive Compensation Program and the awards made under the program.

COMPENSATION METHODOLOGY

The structure of the Executive Compensation Program is based on a market comparison of compensation for equivalent positions in industries from which SUPERVALU draws executive talent, as well as a position evaluation system designed to achieve internal equity based on job responsibility. The market comparison is made using information on equivalent positions from twenty retail and distribution companies, which on average approximate SUPERVALU in terms of size and performance. Compensation comparison to this peer group and the grocery companies within this peer group are the basis for designing SUPERVALU’s current compensation structure, which has a mix of fixed to variable compensation and short-term to long-term incentive potential approximating the mix within the compensation peer group. Comparisons are performed to ensure that the dollar values of the various plan components as well as total compensation are comparable to those of the compensation peer group. In addition to a review of compensation plan design and compensation levels, the Committee also reviews SUPERVALU’s performance on a number of key financial measures relative to the compensation peer group.

The variable compensation components of the program are designed so that executives’ total compensation will be above the median of the compensation peer group when SUPERVALU’s performance is superior, and below the median of the compensation peer group when performance is below industry norms. This fluctuation in compensation value is increased by the substantial use of SUPERVALU’s common stock in the program, as described under the caption “Long-Term Incentive Compensation” below, so that total compensation will significantly increase or decrease in direct correlation to SUPERVALU’s stock price.

The following summary explains the major components of the Executive Compensation Program.

ANNUAL COMPENSATION

Base Salaries. The base salary levels for executive officers are determined based on three objectives:

•	Internal equity based on job responsibility;

•	Individual performance and experience; and

•	Competitive salary levels with industries from which SUPERVALU draws executive talent.

SUPERVALU’s salary structure is based on the median salary levels of companies in similar industries and similar in size and performance to SUPERVALU. Actual salaries may be set above or below this median depending on individual job performance and experience.

Increases in base salaries for executives below the CEO level are proposed by the CEO based on performance evaluations, which include both progress on achievement of financial results and a qualitative assessment of performance. The Committee reviews and approves all salary increases for executive officers.

Annual Bonuses.    All of SUPERVALU’s executive officers are eligible to receive an annual cash bonus. The Annual Cash Bonus Plan for Designated Corporate Officers and the Executive Incentive Bonus Plan are designed to motivate executives to meet or exceed corporate financial goals that support SUPERVALU’s business plans. Specifically, the plans are primarily designed to stimulate and reward growth in SUPERVALU’s earnings and sales. The Committee assigns target bonus levels to each executive, which are competitive with SUPERVALU’s compensation peer group. Among executive officers, these range from 25% of annual base salary to 100% of annual base salary for the CEO. For fiscal 2006 the bonus award potential for executive officers was based on corporate net profit growth performance, which could be further increased if revenue growth equaled or exceeded inflation as measured by the increase in the Consumer Price Index. Bonus payments increase as net profit growth meets and exceeds the annual growth rate targeted by the Board. For fiscal 2006 the maximum bonus potential was limited to twice the target bonus level. Performance against SUPERVALU’s net profit payout goal for fiscal 2006 was between the threshold and target payout levels, and the revenue growth factor was not achieved. Bonuses for the CEO and four other Named Executive Officers are paid from the Annual Cash Bonus Plan for Designated Corporate Officers, which is structured so that the payments will be tax-deductible as “qualified performance-based compensation” under Internal Revenue Code Section 162(m). The bonuses paid to these individuals for fiscal 2006 are shown in the Summary Compensation Table.

SUPERVALU has also established an Annual Discretionary CEO Bonus Pool from which the CEO has the discretion to make cash awards to officers (other than the CEO) in recognition of their extraordinary achievements during any given fiscal year. Awards from the pool may not exceed $500,000 in the aggregate or $100,000 individually during any fiscal year. For fiscal 2006, awards in the aggregate amount of $175,000 were made to six officers from the pool.

LONG-TERM INCENTIVE COMPENSATION

SUPERVALU maintains a Long-Term Incentive Plan and stock option plans. Together, these plans tie a significant portion of executives’ total compensation to the long-term financial results of SUPERVALU. The long-term incentive potential is intended to be competitive with programs offered by our compensation peer group.

Long-Term Incentive Program.    The Long-Term Incentive Program is a component of the Long-Term Incentive Plan and provides for performance periods as follows: fiscal 2004-2006 and fiscal 2005-2006. The Committee selects program participants, approves awards and interprets and administers this program. Program participants are the CEO, COO, Executive Vice Presidents, and Senior Vice Presidents. The performance measure under this program is overall corporate return on invested capital (“ROIC”) relative to pre-established objectives. If the designated ROIC objective is attained, the performance awards under the program may be increased if overall corporate revenue growth is above program targets. Commencing with fiscal 2005, the three-year overlapping performance period design was replaced with a two-year end-to-end design, and fiscal 2005-2006 was the first performance period under this new design. Any payouts under this program are in the form of restricted stock with a one-year restriction on a recipient’s ability to sell the stock.

For the fiscal 2005-2006 performance period and the overlapping fiscal 2004-2006 performance period SUPERVALU’s ROIC performance exceeded the threshold performance objectives, which produced the payouts shown in the Summary Compensation Table.

ROIC Stock Incentive Program.    Certain officers below the level of Senior Vice President, and certain Profit Center Presidents participate in an incentive program known as the Return On Invested Capital (ROIC) Stock Incentive Program. Amounts earned and paid out under this program are based entirely on fiscal year ROIC performance against pre-established objectives. Earned payouts are made in restricted stock at the end of the fiscal year, with the restrictions on such stock lapsing two years following the close of the fiscal year for which the stock was earned. For fiscal 2006, 42,905 shares of restricted stock were awarded under this program.

Stock Option Plans.    The Committee believes that linking a portion of executive compensation and income potential to SUPERVALU’s stock price appreciation is an effective way of aligning executive and stockholder interests and causes executives to view themselves as owners of a meaningful equity stake in the business over the long term. To accomplish this objective, the Committee makes grants of stock options to key employees under established grant guidelines intended to be competitive with SUPERVALU’s compensation peer group. The Committee also considers subjective factors in determining grant size; grants are not automatically tied to a formula or the employee’s position in SUPERVALU. Corporate, profit center or individual performance will impact the size of an employee’s grant. In addition, current ownership of stock is a consideration in the size of option grants for officers and Profit Center Presidents. Based on the stock grant guidelines and the subjective factors described above, grant recommendations are developed by management, reviewed by the CEO and presented to the Committee for final approval.

In fiscal 2006 the Committee granted options to certain key employees, including Mr. Noddle as described below in the section on CEO compensation. All stock options were granted with an exercise price equal to the market price of SUPERVALU’s common stock on the date of grant. In order to encourage option exercises and share ownership, SUPERVALU also permits executives to exercise options using shares of SUPERVALU’s common stock to pay the exercise price. Upon the exercise of options granted prior to April 2005, SUPERVALU grants the executive a restoration stock option (commonly referred to as a reload stock option) for the number of shares surrendered. Reload stock options are exercisable at the then current market price and extend for the remainder of the original option’s term. The practice of granting reload stock options has been discontinued with respect to options granted after March 2005. In addition, the exercise term for options granted after March 2005 has been reduced to seven years from the previous ten-year term. Option grants, including reload stock options, for fiscal 2006 for the Named Executive Officers are shown in the Summary Compensation Table.

STOCK OWNERSHIP AND RETENTION GUIDELINES

The Committee has established stock ownership and retention guidelines for executive officers so that they face the same downside risk and upside potential as stockholders experience. Executives are expected to show significant progress toward reaching these ownership goals. The goal for the CEO is ownership of 150,000 shares, excluding vested and unexercised stock options, which is between five and six times the CEO’s annual base salary. Mr. Noddle’s current stock ownership, excluding vested and unexercised stock options, exceeds this ownership guideline. Prior to achieving their ownership goal, executives are expected to retain shares equal to 100% of the net after-tax profit received from a stock option exercise or the vesting of a restricted stock award. After they meet their ownership goal, they are expected to retain shares equal to 50% of the net after-tax profit received from option exercises or the vesting of restricted stock. This 50% retention requirement does not apply to executives who are 55 or older who have met their ownership goal.

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER COMPENSATION

The Chairperson of the Committee, together with the Chairperson of the Director Affairs Committee, conducts an annual performance evaluation of the CEO based on written input from all Board members. The following factors are considered in this performance evaluation: financial results, strategic planning, leadership, customer service, succession planning, human resource management/diversity, communications, external relations and Board interface.

As a result of this evaluation, Mr. Noddle received an increase in base salary for fiscal 2006 from $900,000 to $1,000,000. On June 15, 2005, Mr. Noodle also received a stock option grant for 250,000 shares. In determining these compensation elements, the Committee took into consideration the compensation peer group data and the recommendations made by Frederick W. Cook & Co., Inc., a compensation consulting firm retained by the Committee, as to the appropriate total compensation level and the split of long-term incentive opportunity between stock options and other performance-based plans. In April 2006, Mr. Noddle received; (i) 70,017 shares of restricted stock pursuant to 95,132 stock units granted under the Long-Term Incentive Program in fiscal 2005, as payout for results against the return on invested capital performance goals established for the fiscal 2005-2006 performance period, and (ii) 57,886 shares of restricted stock pursuant to 41,288 stock units granted under the Long-Term Incentive Program in fiscal 2004, as payout for results against the return on invested capital performance goals established for the fiscal 2004-2006 performance period, each as described above and in Note 2(a) of the Summary Compensation Table. Mr. Noddle also received an annual cash bonus of $823,000 for fiscal 2006 under SUPERVALU’s Annual Bonus Plan described above, as a result of SUPERVALU exceeding its corporate net profit performance goals for that year.

POLICY REGARDING SECTION 162(m)

Section 162(m) of the Internal Revenue Code imposes limits on tax deductions to employers for executive compensation in excess of $1,000,000 paid to the CEO and any of the four most highly compensated executive officers named in the Summary Compensation Table unless certain conditions are met. The Committee makes every reasonable effort to preserve this tax deduction consistent with the principles of the Executive Compensation Program.

CONCLUSION

The Committee believes that the retention and motivation of high-caliber executive management is fundamentally important to SUPERVALU’s performance. The Committee plays an active role in ensuring that SUPERVALU’s compensation plans are consistent with the Committee’s key compensation principles. Independent compensation consultants have assisted the Committee in designing these plans, assessing the effectiveness of the overall program and keeping overall compensation competitive with that of relevant peer companies. Total compensation is intended to be above industry averages when performance is superior and below industry averages when performance is below expected levels or SUPERVALU’s stock fails to appreciate. The Committee believes that the Executive Compensation Program has been a substantial contributor toward motivating executives to focus on the creation of stockholder value.

Respectfully submitted,

Susan E. Engel, Chairperson

Ronald E. Daly

Lawrence A. Del Santo

Edwin C. Gage

Charles M. Lillis

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on SUPERVALU’s common stock for the last five fiscal years with that of the S&P 500 Index and a group of peer companies in the retail food and food distribution industries. The graph assumes the investment of $100 in each company on February 24, 2001, and the reinvestment of all dividends on a quarterly basis, with results calculated to the last business day in February each fiscal year. The returns of the companies were weighted based on their respective capitalization and on the relative percentage of SUPERVALU’s operating profit realized from retail food and food distribution operations for each year. The stock price performance shown on the graph below is not a projection of future price performance.

Comparison of Five-Year Cumulative Total Return

SUPERVALU INC., S&P 500 Index and Composite Peer Group

The composite peer group is comprised of the following retail food companies: Albertson’s, Inc., Ingles Markets, Incorporated, Marsh Supermarkets, Inc., Great Atlantic & Pacific Tea Company, Inc., The Kroger Co., Safeway Inc., Pathmark Stores, Inc. and Weis Markets, Inc.

	Feb-01	Feb-02	Feb-03	Feb-04	Feb-05	Feb-06
SUPERVALU	$100.00	$180.08	$112.20	$218.43	$252.68	$256.98
S&P 500	100.00	88.69	70.21	96.45	103.77	112.48
Composite Peer Group	100.00	89.84	56.79	72.88	65.88	84.13

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of the following non-employee directors: Garnett L. Keith (Chairperson), Irwin Cohen, Susan E. Engel, and Steven S. Rogers. All of the members of the Audit Committee are independent directors under the New York Stock Exchange listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Irwin Cohen qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

The Audit Committee operates under a written charter adopted by the Board of Directors, which is evaluated annually. The charter of the Audit Committee is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance.” The Audit Committee selects, evaluates and, where deemed appropriate, replaces SUPERVALU’s independent registered public accountants. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except for certain de minimus amounts.

Management is responsible for SUPERVALU’s internal controls and the financial reporting process. SUPERVALU’s independent registered public accountants are responsible for performing an independent audit of SUPERVALU’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on SUPERVALU’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed SUPERVALU’s audited financial statements for fiscal 2006 and has met and held discussions with management and KPMG LLP, the independent registered public accountants. Management represented to the Audit Committee that SUPERVALU’s consolidated financial statements for fiscal 2006 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee also discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

KPMG also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG the accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and KPMG, and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SUPERVALU’s Annual Report on Form 10-K for the fiscal year ended February 25, 2006, filed with the Securities and Exchange Commission.

The Committee also considered whether non-audit services provided by the independent registered public accountants during fiscal 2006 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Garnett L. Keith, Chairperson

Irwin Cohen

Susan E. Engel

Steven S. Rogers

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES

The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by SUPERVALU’s independent registered public accountants. A copy of this policy can be found in the Audit Committee’s charter which is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance.” The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms, and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934. The Chairperson of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During fiscal 2006 and 2005, KPMG LLP provided various audit, audit-related and non-audit services to SUPERVALU. The Audit Committee pre-approved all audit services, audit-related services and all other services provided by KPMG LLP in fiscal 2006. The following table presents fees for professional services charged by KPMG to SUPERVALU by type and amount for fiscal 2006 and fiscal 2005.

	2006	2005
($ in thousands)
Audit fees	$1,953	$2,294
Audit-related fees (1)	608	518

Total audit and audit related fees	2,561	2,812
Tax fees (2)	—	150
All other fees	—	—

Total fees	$2,561	$2,962

(1)	Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans and audits of the financial statements of certain subsidiaries.
(2)	Tax fees consist of fees for tax consultation services.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (ITEM 2)

The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accountants for the year ending February 24, 2007. Stockholder ratification of the appointment of KPMG LLP as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accountants, may in its discretion, direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of SUPERVALU and its stockholders.

A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and to respond to questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of KPMG LLP as independent registered public accountants.

OTHER INFORMATION

SUPERVALU Mailing Address

The mailing address of our principal executive offices is: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Stockholder Proposals for the 2007 Annual Meeting

In accordance with rules of the Securities and Exchange Commission, all proposals of stockholders that are requested to be included in SUPERVALU’s Proxy Statement for the 2007 Annual Meeting of Stockholders must be received by the Corporate Secretary on or before January 12, 2007.

In accordance with our bylaws, any other stockholder proposals to be presented at the 2007 Annual Meeting must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on February 15, 2007, nor earlier than January 16, 2007. The proposal must contain specific information required by our bylaws, a copy of which is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance.” Copies of the bylaws are also available by writing to the Corporate Secretary at the mailing address above.

Communications with the Board of Directors

Stockholders that desire to communicate with the non-management members of the Board of Directors or any individual non-management member may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at the mailing address above. All such correspondence will be forwarded to the non-management director or directors.

Code of Ethics

SUPERVALU has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and all other employees and non-employee directors. The Code of Ethics is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance.” Copies of the Code of Ethics are also available to any stockholder who submits a request to the Corporate Secretary at the mailing address above.

Expenses of Solicitation

This solicitation of proxies is being made by SUPERVALU and we will pay the costs of such solicitation. We arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we reimburse them for their expenses in this regard. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation. We also have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of $10,000 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require our directors, executive officers and holders of more than 10% of our common stock to file reports of stock ownership and changes in ownership with the Commission. Based on the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers, we believe there were no late or inaccurate filings for transactions occurring in fiscal 2006. However, during fiscal 2006 an administrative error was discovered with respect to the reporting of a stock option grant made to an executive officer, Michael L. Jackson, in 2002 for 30,000 shares with an option price of $16.13, which resulted in a late filing for such grant in fiscal 2006. The number of shares subject to such grant was, however, included in SUPERVALU’s Proxy Statements for prior years as required.

Householding

Only one copy of each of our Annual Report to Stockholders and this Proxy Statement have been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) also will household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to the SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, Attention: Corporate Secretary, or call (952) 828-4154. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Electronic Access to Annual Report and Proxy Statement

Our Notice of Annual Meeting, Proxy Statement, and Annual Report are available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Annual Report and Proxy Statement.” Instead of receiving paper copies of the Annual Report and Proxy Statement in the mail, you may elect to access these documents on the Internet. Opting to receive your proxy materials online saves us the cost of producing and mailing bulky documents to your home or business.

Requests for Copies of Annual Report

SUPERVALU will furnish to stockholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended February 25, 2006, as filed with the Securities and Exchange Commission upon receipt of a written request addressed to: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, Attention: Corporate Secretary.

Record Stockholders: To consent to electronic access to these documents in the future, go to http://www.econsent.com/svu and follow the prompts. If you vote by Internet, simply follow the prompts that will link you to http://www.econsent.com/svu.

If you vote by telephone or mail, you can enroll for access only through http://www.econsent.com/svu.

Owners of Shares Held in Street Name: Check the information provided to you in the proxy materials mailed to you by your bank or broker.

Directions to the Holiday Inn of Fargo

Harvest Hall

3803 13th Avenue South

Fargo, North Dakota 58106

Directions from the Hector International Airport in Fargo, North Dakota to Holiday Inn of Fargo:

•	West on 32nd Avenue North toward Dakota Drive.
•	Stay straight to go onto Dakota Drive
•	Turn Right onto 19th Avenue NW / US-81 BR.
•	Merge onto I-29 S / US-81 S via the ramp on the Left toward Sioux Falls.
•	Take the 38th Street SW exit- Exit 64- toward 13th Avenue South.
•	Turn Left onto 38th Street South.
•	Turn Left onto 13th Avenue South.
•	Make a U-Turn onto 13th Avenue South.
•	End at 3803 13th Ave South.

SUPERVALU INC.

June 28, 2006 Annual Meeting of Stockholders

Holiday Inn of Fargo

Harvest Hall

3803 13th Avenue South

Fargo, ND 58106

The Annual Meeting will begin at 10:30 a.m., local time, at the Holiday Inn of Fargo in the Harvest Hall.

Refreshments will be available before and after the Annual Meeting.

AN ADMISSION TICKET

IS REQUIRED

SUPERVALU INC.

Annual Meeting of

Stockholders

June 28, 2006 at 10:30 a.m.

Please bring a current brokerage statement,
letter from your stockbroker or other
proof of stock ownership to the meeting.

ò  Fold and Detach here   ò

SUPERVALU INC.

JUNE 28, 2006 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors of the Company.

As the stockholder(s) named on this card, you hereby appoint Jeffrey Noddle and John P. Breedlove, and each of them, as your proxy, with power of substitution, to vote your shares of SUPERVALU common stock at the Annual Meeting as directed below. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. Your shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, your shares will be voted as recommended by the Directors.

•	Voting Instructions. You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card.

•	SUPERVALU Employees. If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, your share ownership as of May 19, 2006 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares pursuant to the terms of the plans.

•	Householding. If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU’s Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover.

Please mark this Proxy as indicated on the reverse side to vote on any item.

(Continued and to be signed on the reverse side.)

Company #
Control #

THERE ARE THREE WAYS TO VOTE YOUR PROXY.

Please follow the instructions below.

We encourage you to take advantage of these convenient ways to vote your shares of SUPERVALU common stock for matters to be considered at SUPERVALU’s 2006 Annual Meeting of Stockholders. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card.

1)	VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 27, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number available OR Tax Identification Number available. Follow the simple instructions the voice provides you.

2)	VOTE BY INTERNET — www.eproxy.com/svu/ — QUICK EASY IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 27, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number OR Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

Please note that in addition to voting, you may consent to receiving future copies of the Annual Report and Proxy Statement via the Internet by going to the website www.econsent.com/svu and following the prompts.

3)	VOTE BY MAIL

Mark, sign and date your proxy card, and return it in the postage-paid envelope provided or mail it to SUPERVALU INC., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

NOTE FOR EMPLOYEES VOTING PLAN SHARES: THE DEADLINE FOR VOTING BY TELEPHONE OR INTERNET IS NOON (CT), MONDAY, JUNE 26, 2006.

IF YOU VOTE BY TELEPHONE OR INTERNET, DO NOT MAIL BACK YOUR PROXY CARD.

THANK YOU FOR VOTING

ò  Please detach here   ò

The Board of Directors Recommends a Vote FOR Each of the Director Nominees

Listed in Item 1 and FOR Item 2.

Item 1. Election of Directors
01 Irwin Cohen	☐ For	☐ Against	☐ Abstain
02 Ronald E. Daly	☐ For	☐ Against	☐ Abstain
03 Lawrence A. Del Santo	☐ For	☐ Against	☐ Abstain
04 Susan E. Engel	☐ For	☐ Against	☐ Abstain
05 Philip L. Francis	☐ For	☐ Against	☐ Abstain

Item 2. Ratification of Appointment of KPMG LLP as Independent Registered Public Accountants	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

Address Change? Mark Box ☐ I plan to attend the meeting. ☐	Date

Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appear on proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

SUPERVALU INC.

June 28, 2006 Annual Meeting of Stockholders

Holiday Inn of Fargo

Harvest Hall

3803 13th Avenue South

Fargo, ND 58106

The Annual Meeting will begin at 10:30 a.m., local time, at the Holiday Inn of Fargo in the Harvest Hall.

Refreshments will be available before and after the Annual Meeting.

AN ADMISSION TICKET

IS REQUIRED

SUPERVALU INC.

Annual Meeting of

Stockholders

June 28, 2006 at 10:30 a.m.

Please bring a current brokerage statement,
letter from your stockbroker or other
proof of stock ownership to the meeting.

ò  Fold and Detach here   ò

SUPERVALU INC.

JUNE 28, 2006 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors of the Company.

As the stockholder(s) named on this card, you hereby appoint Jeffrey Noddle and John P. Breedlove, and each of them, as your proxy, with power of substitution, to vote your shares of SUPERVALU common stock at the Annual Meeting as directed below. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. Your shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, your shares will be voted as recommended by the Directors.

•	Voting Instructions. You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card.

•	SUPERVALU Employees. If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, your share ownership as of May 19, 2006 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares pursuant to the terms of the plans.

•	Householding. If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU’s Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover.

Please mark this Proxy as indicated on the reverse side to vote on any item.

(Continued and to be signed on the reverse side)

ò  detach here   ò

The Board of Directors Recommends a Vote FOR Each of the Director Nominees

Listed in Item 1 and FOR Item 2.

Item 1. Election of Directors
01 Irwin Cohen	☐ For	☐ Against	☐ Abstain
02 Ronald E. Daly	☐ For	☐ Against	☐ Abstain
03 Lawrence A. Del Santo	☐ For	☐ Against	☐ Abstain
04 Susan E. Engel	☐ For	☐ Against	☐ Abstain
05 Philip L. Francis	☐ For	☐ Against	☐ Abstain

Item 2. Ratification of Appointment of KPMG LLP as Independent Registered Public Accountants	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

Address Change? Mark Box ☐ I plan to attend the meeting. ☐	Date

Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appear on proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.